EXHIBIT 10.4

OIL AND GAS LEASE

THIS AGREEMENT made and entered into this 13th day of September, 2011, by and between Jennifer G. Powell, 156 Autumn Woods Loop, Gray, Kentucky 40734, Parties of the first part, hereinafter called Lessor (whether one or more), and MISSION ENERGY, LLC, a Kentucky Limited Liability Company, whose address is 112 ½ Sevier Court, Barbourville, Kentucky 40906, party of the second part, hereinafter called Lessee.

1.
WITNESSETH:  That the Lessor, for and In consideration of TWO HUNDRED SIXTY DOLLARS ($260.00) cash in hand paid, the receipt of which is hereby acknowledged, and of the covenants and agreements hereinafter contained, has granted, demised, leased and let, and by these presents does grant, demise, lease, and let exclusively unto the said Lessee, its successors and assigns, the land hereinafter described with the exclusive right for the purpose of mining, exploring by geophysical and other methods, and operating for and producing therefrom oil, gas casing-head gas, casing-head gasoline, methane gas (including any gas emitted from other underground minerals), and the exclusive right of injecting water, brine and other fluids into subsurface strata, with rights of way and permanent easements for laying pipe lines which shall be perpetual when laid, and for telephone, telegraph and electrical lines, tanks, power houses, stations, gasoline plants, gas treatment plants, ponds and roadways and fixtures for producing, treating and caring for such products and housing and boarding employees and any and all other rights and privileges necessary, indigent to, or convenient for the economical operation alone or con-jointly with neighboring land, on said land for the production of oil, gas, casing-head gas, casing-head gasoline, methane gas (including any gas emitted from other underground  minerals), and the erection of structures thereon to produce, save, and take care of said products and the injecting of water, brine and other fluids into subsurface strata.  Lessee shall have further permanent rights of way to lay, construct, maintain, operate and remove a pipeline or any additional pipeline for the transportation of oil or gas over and through the following described property.

LEASED LAND:  All that certain tract of land situated in the County of KNOX, State of KENTUCKY, and bounded as follows, to wit:

On the North by lands of	_______________________________________
On the East by lands of	_______________________________________	see Deed Book 367 PG. 530
On the South by lands of	_______________________________________
On the West by lands of	_______________________________________

Lease Containing 52 acres, more or less, and being the same land conveyed to lessor by

________________	Deed dated	________________	, recorded in Deed Book	367	Page	530
________________	Deed dated	________________	, recorded in Deed Book		Page
________________	Deed dated	________________	, recorded in Deed Book		Page
________________	Deed dated	________________	, recorded in Deed Book		Page

Recorded at KENTUCKY in the KNOX COUNTY CLERKS Office.
___________________________________________________________________________
It being intended hereby to include herein all lands and interest therein contiguous to or Appurtenant to said described lands owned or claimed by Lessor unless explicitly set out and excluded:

2.
TERM OF LEASE:  It is agreed that this lease shall remain in force for a term ONE YEAR from this date and as long thereafter as oil, gas, casing-head gas, casing-head gasoline, methane gas (including any gas emitted from other underground minerals), or any of them is produced from said leased premises or operations for drilling are continued as hereinafter provided, or operations are continued for the injection of water, brine and other fluids into subsurface strata.

3.	ROYALTY: In consideration of the premises the paid Lessee covenants and agrees:

1st:            To deliver to the credit of Lessor, free of cost, in the pipe line to which Lessee may connect his wells, the equal one-eighth part of all oil produced and saved from the lease premises, or at the Lessee’s option, may pay to the Lessor for such one-eighth royalty, the market price for oil of like grade and gravity run into the pipe line or into storage tanks.

2nd:           To pay Lessor one-eighth (1/8) of the gross proceeds for the gas sold at the well-head, at the field market price, from each well where gas only is found, while the same is being used off the premises.  Where such gas is not sold, or used, for a period of one year, Lessee shall pay or tender as royalty an amount equal to the yearly delay rental as provided by the provisions of this lease, payable annually at the end of each year during which such gas is not sold or used, and while such royalty is so paid or tendered this lease shall be held as a producing property under the above paragraph setting forth the primary term hereof.

3rd:           To pay Lessor for gas produced from any oil well and used off the premises or for the manufacture of casing-head gas, one-eighth, at the market price at the well for the gas so used for the time during which such gas shall be used, said payments to be made monthly.  However, in the event any oil well also produces gas from the oil producing reservoir, Lessee is hereby given the right to inject said associated gas, for no obligation, back into said oil producing reservoir via another well or wells on this lease or other leases in the producing area, when in Lessee’s judgment said injection will maintain the reservoir pressure and thus enhance recovery of the oil.

By industry definition, market (or well-head) price is understood to be gross price less related severance taxes (or any other governmental production tax), transportation (including dehydration, scrubber, compression, or any other direct costs necessary to make gas market quality), shrinkage and fuel burn charges.

4.
FREE GAS:  Lessor shall have the privilege at its sole risk and expense of using gas from each gas well on said land up to 100 MCF per well per calendar year.  Each well entitles the Lessor to 100 MCF of free gas. It is expressly understood that the Lessor shall make his own connections at his sole risk and expense and indemnify the Lessee and hold the Lessee harmless for any and all liability of responsibility for said free gas connections including but not limited to personal in jury or death, including a reasonable attorneys fee associated with the enforcement of said indemnity provisions.  The Lessor shall have the continuing right of use of domestic gas even if the well should be shut-in, and such use shall constitute commercial production under the terms of this lease. Free gas can be terminated by the Lessee, if, in its sole and complete discretion, Lessee determines the well commercially non-productive and therefore plug and abandon it.

5.
GAS STORAGE:  It is agreed that the Lessee shall have the right to store gas and recover same in any stratum underlying the premises.  Old wells may be reopened and new wells drilled for said storage purposes.  As full consideration for these rights, Lessee shall pay to the Lessor an annual rental of One Thousand Dollars ($1,000.00) per well per year commencing with the date storage operations start and continuing for as long thereafter as said storage operations are utilized.  So long as the storage payment is made, all provisions of this lease shall remain in full effect.

6.
DRILLING AND RENTAL:  If no well be commenced on said land on or before the   13th day of September, 2011, this lease shall terminate as to both parties.  Should the first well drilled on the above described land be a dry hole, then, and in that event, if a second well is not commenced on said land within, the later of (12) twelve months from the later of the expiration of the last rental payment for which rental has been paid or (2) the finish of work on the dry hole, this lease shall terminate, as to both parties.

7.
SHUT-IN ROYALTY:  It is understood that the Lessee shall have the right to shut-in wells from time to time for reasons beyond the reasonable control of the Lessee including but not limited to, breakdowns, adverse market conditions, lack of transportation lines or litigation; however, the lease shall remain in effect so long as the wells can be commercially produced in the opinion of the Lessee and the Lessee shall pay to the Lessor a royalty of $5.00 per acre per year.  The royalty shall be paid at such times as the wells have been shut in continually for a period of 180 days.  The shut-in royalty shall be paid monthly, quarterly, or annually at the election of the Lessee.  The Lessor shall have the continuing right of use of domestic gas even if the well should be shut-in, and such use shall constitute commercial production under the terms of this lease.  If a gas well fails to produce sufficient gas to be a commercial well in the opinion of the Lessee, the Lessor shall have the option to take over the right of operatorship as to that well and will replace the Lessee’s bond and shall accept all responsibility for the well.

8.
POOLING PROVISION:  The Lessee is herein given the right and power to pool or combine the acreage covered by this lease or any portion thereof with other lands, lease or leases in the immediate vicinity thereof, when in Lessee’s judgment it is necessary or advisable to do so in order to properly develop and operate said premises in compliance with the spacing rules or any lawful authority or when to do so would, in the judgment of the Lessee, promote the conservation of the oil and gas, in and under, that herein as the acreage of this lease involved in the pooling bears to the total acreage of the pooling or spacing unit.  In connection with the production of oil such pooling may be in unit or units not exceeding 50 acres each.  In connection with the production of gas such pooling may be in entire acreage into a tract or unit.  Lessee shall be under no obligation whatsoever, express or implied to drill more than one well to each such unitized tract, regardless of when, where or by whom offset wells may be drilled.

9.
OPERATION RIGHTS AND DAMAGES:  Lessee shall have the right to use, free of cost, gas, oil and water procured on said land for its operation thereon, except water from wells of Lessor.  When requested by the Lessor, Lessee shall bury its pipe line below plow depth.  No well shall be drilled nearer than 200 feet to the house or barn on said premises, without the written consent of the Lessor.  Lessee shall pay for damage caused by its operations to growing crops on said  lands.  Lessee shall have the right at any time to remove all machinery and fixtures placed on said premises, including the right to draw and remove casing.

10.
COMPLETION OF OPERATIONS:  If the Lessee shall commence to drill a well within the term of this lease or any extension thereof, the Lessee shall have the right to drill such well to completion with reasonable diligence and dispatch, and if oil and gas, or either of them, be found in paying quantities, this lease shall continue and be in force with like effect as if such well had been completed within the term of years herein, first mentioned.  Filing an application for a permit to drill shall constitute the beginning of drilling activity.  If after the expiration of the primary or secondary term of this lease, production on the leased premises shall cease, this lease shall not terminate, provided that the Lessee commences operations for drilling, reworking, plugging back or deepening a well or additional wells within 180 days from cessation, and this lease shall remain in force during the prosecution of such operations, or additional drilling, reworking, plugging back or deepening operations commenced while such operations are in progress or within 30 days after cessation thereon, and if production results therefrom, then so long as production continues and as provided herein otherwise.

11.
 ASSIGNMENT:  The rights of either party hereunder may be assigned in whole or in part and the provisions hereof shall extend to the heirs, executors, administrators, successors, and assigns of the parties hereto, but no change or division in ownership of the land or royalties, however accomplished, shall operate to enlarge the obligations or diminish the rights of Lessee or impair the effectiveness of any payments theretofore made by Lessee.  If the estate of either party hereto is assigned, and the privilege of assigning in whole or in part is expressly allowed, the covenants hereon shall extend to their heirs, executors, administrators, successors, or assigns, but no change in the ownership of the land or assignment or rental or royalties shall be binding on the Lessee until after the Lessee has been furnished with a written transfer or assignment or a true copy thereof; and it is hereby agreed in the event this lease shall be assigned, as to a part or parts of the above described lands and the assignee or assignees of such parts shall fail or make defaults in the payment of the proportionate part of the rentals due from him or them, such default shall not operate to defeat or affect this lease in so far as it covers a part or parts of said lands which the said Lessee or any assignee thereof shall make due payment of said rental.

12.
SEVERAL OWNERS:  If the leased premises are now, or shall hereafter be, owned in severalty or in separate tracts, the premises nevertheless shall be developed and operated as one lease and all royalties accruing hereunder shall be treated as an entirety and shall be divided amount, and paid to such separate owners in the proportion that the acreage owned by each separate owner bears to the entire leased acreage:  Provided, however, if the leased premises consist of two or more non-abutting tracts, this paragraph shall apply separately to each such non-abutting tracts and further provided that if a portion of the leased premises is hereafter consolidated with other lands for the purpose of operating the consolidated with other lands for the purpose of operating the consolidated tract as one lease this paragraph shall  be inoperative as to such portion so consolidated..

13.
COMMON AGENT:  If at any time there be as many as four parties entitled to rentals or royalties, Lessee may withhold payments thereof unless and until all parties designate in writing a recordable instrument to be filed with the Lessee, a common agent to receive all payments due hereunder, and to execute division and transfer orders on behalf of said parties and their respective successors in title.

14.
ENTIRETY:  If said Lessor owns a less interest in the above described land than the entire and undivided fee simple estate therein, then the royalties and rentals herein provided shall be paid the lessor only in proportion which his interest bears to the whole and undivided fee.

15.
FORCE MAJEURE:  Each party shall excuse performance or liability hereunder as to the other because of an inability to perform caused by acts of God, fires, floods, strikes, work stoppages, explosions, wars, riots, sabotage, vandalism, accidents or controls or regulations of the Federal, State or local Governments, shortage of equipment, fuels, labor or other causes beyond reasonable control.

16.
NOTICES:  In the event lessor believes Lessee has not complied with its obligations, Lessor shall notify Lessee in writing, by certified or registered mail with return receipt, and shall explain in detail in what respects the Lessee is in default.  The lessee shall have ninety (90) days after receipt of notice within which to correct the default or institute a good faith course of action, which would be expected to result in correction of the default.  Compliance with this provision shall be required before litigation can be instituted.  A default resulting in cancellation shall not affect any well units, or any part of said lease included in a pooled unit, from which production(s) is being realized and royalty is timely paid.  A cancellation shall not affect easements for pipelines in place at the time of cancellations.

17.
DOWER AND HOMESTEAD RIGHTS:  The undersigned Lessors, for themselves and their heirs, successors and assigns, hereby surrender and release all rights of dower and homestead in the premises herein described insofar as said right of dower and homestead may in any way affect the purpose for which this lease is made as recited herein.

18.
STATE FEDERAL LAWS:  All express or implied covenants of this lease shall be subject to all Federal and State laws and to all executive orders, rules or regulations of State and Federal authorities and this lease shall not be terminated, in whole or in part, nor Lessee held liable for any failure to perform there under if such failure is due or is the result of any such law, order, rule or regulation.

19.
CHOICE OF LAWS:  The provisions of this lease shall be construed and governed by the laws of the Commonwealth of Kentucky.  Any and all disputes, differences, litigation, or any other claims to be settled through legal recourse shall be initiated and/or contested in the courts of  Knox County, Kentucky unless mutually agreed upon by all parties to the dispute.

20.
WARRANTY CLAUSE:  Lessor hereby warrants and agrees to defend the title to the lands herein described, and agrees that the Lessee shall have the right at any time to redeem for Lessor, by payment any mortgage, taxes or other liens on the above described lands, in the event of default of payments by Lessor, and be subrogated to the rights of the holder hereof and Lessor hereby agrees that any such payments made by the Lessee for the Lessor shall be deducted from any amounts of money which may become due the Lessor under the terms of this lease.

21.
ENTIRETY OF UNDERSTANDING:  It is expressly agreed between the parties that this instrument embraces the entire understanding and contract between the parties, and any agreements or representations, verbal, written or implied made by any person on behalf of either party not contained in their lease are not binding on either party.

22.
OTHER LEASES:  The Lessors, after first being duly sworn as evidenced by their acknowledgment, state that there are not other oil and gas leases against this property presently in force of effect.  The Lessors further state that for any leases which may have existed on this property, if any, the lease expired without a well being drilled during the primary term or otherwise.  The Lessors further state that if a well or wells were drilled and placed in production that the lease otherwise has, however, become cancelled, void and without force or effect because of non-production and/or non-payment of shut-in royalty.  The Lessor(s) do otherwise accordingly state that there are no other leases on this property in force or effect and that this lease constitutes the only present lease against the premises.

OTHER PROVISIONS:

PAYMENT TO LESSOR OF GAS PROCEEDS:  It is plainly understood by both parties that the Lessee markets its natural gas to third parties and in some instances does not receive payment for such marketed natural gas until 90 days after the delivery date of same ie the Lessee is on a 90 day hold period. Lessee shall pay to Lessor its respective share of the natural gas proceeds within 30 days of the date the Lessee receives payment for natural gas sold.  Such initial delay shall not exceed 120 days from the closing date of the first month’s production.  Once the initial 90 – 120 hold period occurs the Lessee shall receive payment on a per month basis on or about the 5th business day of each month for natural gas sales for the first production month of the 90 day hold period; and then continuing in the same manner for the following months as long as there is production from the leasehold.  In the event the Lessor does not receive payment for a specific month in which the well(s) on the subject lease were producing after the initial 90 day hold described above; the Lessor shall notifiy the Lessee of the occurrence of non-payment and the Lessee shall have 20 days from the date of the receipt of such notification to resolve the issue before the Lessor takes action to nullify this lease agreement.

ACKNOWLEDGEMENT TO THE LEASE

IN WITNESS WHEREOF WE SIGN, this the   20th   day of   September, 2011  .

LESSEE:
MISSION ENERGY, LLC

BY: /s/ Walter Powell

ITS: President

LESSOR(S):

/s/ Jennifer G. Powell
Jennifer G. Powell